Exhibit 99.1

INDEX TO TRUETIME INC. UNAUDITED

FINANCIAL STATEMENTS

Page

Unaudited Financial Statements and Notes
Condensed Balance Sheets as of September 30, 2001 and June 30, 2002	2
Condensed Statements of Operations for the Nine Months Ended June 30, 2001 and June 30, 2002	3
Condensed Statements of Cash Flow for the Nine Months Ended June 30, 2001 and 2002	4
Notes to Unaudited Condensed Financial Statements	5

TRUETIME, INC.

BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2001	June 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$7,809	$6,702
Trade accounts receivable, net of allowance of $49 and $7	3,450	3,495
Inventories	5,396	4,623
Prepaid expenses and other assets	569	532
Income taxes receivable	635	438
Deferred income tax	1,252	—

Total current assets	19,111	15,790

Property and equipment, net	4,094	3,781
Prepaid expenses, non-current	53	—
Goodwill, net of accumulated amortization of $266 and $286	765	745

Total assets	$24,023	$20,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$724	$888
Accrued expenses	1,165	871
Capital lease, current	172	182
Deferred revenue	122	118
Lease loss accrual	578	618

Total current liabilities	2,761	2,677

Non-Current liabilities:
Deferred income taxes	105	—
Capital lease	512	374
Deferred revenue	66	106
Lease loss accrual	421	—

Total liabilities	3,865	3,157

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 authorized; 5,950,000 shares issued and outstanding	60	60
Additional paid-in capital	12,907	12,912
Additional paid-in capital—warrants	455	455
Retained earnings	6,736	3,732

Total stockholders’ equity	20,158	17,159

Total liabilities and stockholders’ equity	$24,023	$20,316

The accompanying notes are an integral part of the financial statements.

TRUETIME, INC.

STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Nine months ended
	June 30, 2001	June 30, 2002
Net sales	$14,034	$14,095
Cost of sales	7,599	8,055

Gross profit	6,435	6,040
Selling, general and administrative expenses	5,788	4,954
Research & development	2,611	2,663
Acquisition expenses	—	325

Loss from operations	(1,964)	(1,902)
Interest income	259	102
Interest expense	10	36

Loss before taxes	(1,715)	(1,836)
Income taxes (Benefit)	(729)	1,168

Net loss	$(986)	$(3,004)

Weighted average shares outstanding – Basic	5,950,000	5,950,000
Basic loss per share	$(0.17)	$(0.50)
Diluted loss per share	$(0.17)	$(0.50)

The accompanying notes are an integral part of the financial statements.

TRUETIME, INC.

STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	June 30, 2001	June 30, 2002
Cash flows from operating activities:
Net loss	$(986)	$(3,004)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	(194)	1,147
Depreciation and amortization	504	683
Loss on disposal of property and equipment	5	10
Compensation expense related to options granted	6	5
Effects of changes in operating assets and liabilities
Trade accounts receivables, net	1,507	(45)
Inventories	522	773
Prepaid expenses and other assets	(689)	90
Income taxes	—	197
Trade accounts payable	(412)	164
Accrued expenses	(245)	(294)
Lease loss accrual	—	(381)
Deferred revenue	120	36

Net cash provided by (used in) operating activities	138	(619)

Cash flows from investing activities:
Proceeds from sale of equipment	752	—
Capital expenditures	(1,774)	(360)

Net cash used in investing activities	(1,022)	(360)

Cash flows from financing activities:
Principal payments on capital lease	(27)	(128)

Net cash used in financing activities	(27)	(128)

Decrease in cash and cash equivalents	(911)	(1,107)
Cash and cash equivalents, beginning of period	7,884	7,809

Cash and cash equivalents, end of period	$6,973	$6,702

Non-cash financing activities:
Assets acquired under capital lease:	$752	$—

The accompanying notes are an integral part of the financial statements.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.    Basis of Presentation

The balance sheet of TrueTime, Inc. (“the Company”) at September 30, 2001 has been derived from the Company’s audited financial statements at that date. The balance sheet at June 30, 2002, the statements of operations and cash flows for the nine months ended June 30, 2001 and 2002, have been prepared by the Company, unaudited. In the opinion of management, all adjustments consisting of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows have been made. The results of operations for the nine months ended June 30, 2001 and 2002 are not necessarily indicative of the operating results for a full year or for future operations.

Certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2001.

Certain prior year amounts have been reclassified to conform to the 2002 financial statement presentation. The reclassifications have no impact on previously reported 2001 net loss, total cash flows or stockholders’ equity.

All numbers are in thousands except share and per share data.

2.    Loss Per Common Share

The following table summarizes the calculation of net loss and weighted average common shares and common equivalent shares outstanding for purposes of the computation of losses per share:

TrueTime, Inc.

Loss Per Common Share

	Nine months
	June 30, 2001	June 30, 2002
Net loss available to common stockholders (in thousands)	$(986)	$(3,004)

Weighted average common shares outstanding	5,950,000	5,950,000
Weighted average common share equivalents outstanding*	—	—

Weighted average common shares and common share equivalents outstanding	5,950,000	5,950,000

Basic loss per common share	$(0.17)	$(0.50)

Diluted loss per common share	$(0.17)	$(0.50)

*
Due to their anti-dilutive effect, additional warrants and options totaling 1,034,700 shares equivalent for both the nine months ended June 30, 2001 and additional warrants and options totaling 911,409 shares equivalent for the nine months ended June 30, 2002, are excluded from the calculation above.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

3.    Inventories

Inventories consisted of the following (in thousands), net of reserves of $805 at September 30, 2001 and $357 at June 30, 2002:

	September 30, 2001	June 30, 2002
Finished goods	$820	682
Work in process	737	647
Raw material	3,839	3,294

	$5,396	$4,623

4.    Recent Accounting Pronouncements

Business Combinations and Goodwill and Other Intangible Assets

On June 29, 2001, the Financial Accounting Standards Board (“FASB”) announced the issuance of Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” The Company has goodwill for which amortization has been recorded against in prior periods. Amortization of goodwill per quarter is $6,444; amortization of goodwill for the year would be $25,776. Under the current guidelines, the Company will adopt the provisions of SFAS 142 on October 1, 2002. Currently, the Company is evaluating the impact of adopting SFAS 142. Goodwill is carried at $745,668, the net book value.

Accounting for the Impairment or Disposal of Long-Lived Assets

On October 3, 2001, the FASB issued SFAS No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Early application is encouraged.

This statement supercedes:

•	SFAS No.121 (“SFAS 121”)—“Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”; and

•	Accounting Principles Board (“APB”) No. 30—“Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business”.

SFAS No.144 (“SFAS 144”) sets forth that if the expected undiscounted cash flows from an asset are insufficient to recover its carrying cost and if the carrying cost exceeds its estimated market value, then an impairment must be recognized.

SFAS 144 also develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addressing the principal implementation issues.

SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction.

The Company is in the process of evaluating the effect of SFAS 142 and 144 on its financial statements. The impact of adopting these standards is not known at this time.

SFAS No. 145, Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002 This Statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, FASB Statement No. 64, “Extinguishments of

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Debt Made to Satisfy Sinking-Fund Requirements”. This Statement also rescinds FASB Statement No. 44, “Accounting for Intangible Assets of Motor Carriers”.

This Statement amends FASB Statement No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company has reviewed this pronouncement and will consider its impact on any relevant transactions.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”

This Statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Those costs include, but are not limited to, the following:

a.
Termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract (hereinafter referred to as one-time termination benefits)

b.	Costs to terminate a contract that is not a capital lease

c.	Costs to consolidate facilities or relocate employees.

This Statement does not apply to costs associated with the retirement of a long-lived asset covered by FASB Statement No. 143, “Accounting for Asset Retirement Obligations”. The impact of this pronouncement on the Company’s financial statements is not known at this time.

5.    Restructuring Costs

In July 2001, the Company adopted a restructuring plan which included the abandonment and physical move from approximately 34,500 square feet of its existing leased facility at Westwind Blvd. and as a result the Company recorded a lease loss accrual of approximately $998,000 on September 30, 2001. The accrual represents costs recognized pursuant to Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” and SAB No.100, “Restructuring and Impairment Charges”. The Company committed to a sufficiently detailed plan that identified significant actions to be taken and the activities that would not be continued (including the method of disposition and location of such activities). The expected date of completion of the plan was December 15, 2001; the Company completed the plan on December 13, 2001. During the nine months ended June 30, 2002, leasehold expenses in the amount of $380,322 which were associated with the abandoned facility space were charged against the lease loss accrual. Approximately $206,759 of this charge would have been recognized in cost of goods sold and $173,563 would have been recognized in operating expenses for the nine months ended June 30, 2002.

The following table summarizes the activity in the lease loss accrual (in thousands) :

Lease loss accrual at September 30, 2001	$999
Less:
Lease payments	343
Building utilities, maintenance	38

Lease loss accrual at June 30, 2002	$618

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS UNAUDITED—(Continued)

6.    Accounting For Income Taxes

The difference between the effective tax rate reflected in the total provision for income taxes and the statutory federal rate of 34% relate primarily to permanent differences, limitations on state net operating loss carryforwards, tax credits, other adjustments, and recording a valuation allowance against our net deferred tax asset.

Deferred income taxes under the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income tax liabilities and assets were as follows:

	September 30, 2001	June 30, 2002
	(in thousands)
Deferred income tax assets (current liabilities):
Allowance for doubtful accounts	$21	$3
Accrued product warranty	16	15
Inventories	381	152
Accrued compensated absences	102	103
NOL carryforward	439	1,435
Lease loss accrual	428	264
Other	(135)	(105)

	1,252	1,867
Deferred income tax liability:
Other	(105)	(117)

Less valuation allowance	—	(1,750)
Net deferred income tax asset	$1,147	$0

At June 30, 2002, the Company had available net operating loss (NOL) carryforwards of approximately $3.5 million and $2.7 million for federal and state income tax purposes, respectively, expiring beginning in 2020 (federal) and 2010 (state). Under the liability method, a valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards or the possibility of carrying back current Federal losses to prior profitable years. While operating results have improved significantly over the previous quarter, net operating losses continued to increase this quarter as they have over the past six quarters. These growing net operating losses, coupled with the Company’s inability to meet short term projected profit levels has prompted management to record a 100% valuation allowance against its net deferred tax asset because it is more likely than not that some portion or all of this deferred tax asset will not be realized.

7.    Other Events

On March 27, 2002, the Company publicly announced that it had entered into a definitive merger agreement with Symmetricom, Inc. (“Symmetricom”) pursuant to which Symmetricom will exchange 2.6 million shares of Symmetricom common stock and $5 million in cash, subject to certain possible downward adjustments relating to costs associated with the transaction, for all the outstanding shares of TrueTime. The Company will become a wholly owned subsidiary of Symmetricom under the outline of the definitive agreement. The consummation of the merger is subject to customary conditions, including approval of the stockholders of the Company. The proposed merger will be a taxable transaction. The Company expensed fees related to the merger in the amount of $0.325 million during the nine months ended June 30, 2002.

INDEX TO TRUETIME INC. AUDITED

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of TrueTime, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of TrueTime, Inc. at September 30, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Francisco, California
November 2, 2001

TRUETIME, INC.

BALANCE SHEETS

	As of September 30,
	2000	2001
ASSETS
Current assets:
Cash and cash equivalents	$7,884,386	$7,809,156
Receivables:
Trade accounts, net of allowance of $34,044 and $48,790	4,434,391	3,450,098
Inventories	7,427,895	5,395,465
Prepaid expenses and other current assets	364,563	569,151
Income taxes receivable	—	635,039
Deferred income tax, current	282,611	1,252,114

Total current assets	20,393,846	19,111,023

Property and equipment, net	2,903,386	4,093,540
Prepaid expenses, non-current	307,143	52,956
Deferred income tax, non-current	17,458	—
Goodwill, net of accumulated amortization of $240,458 and $266,234	790,776	765,000

Total assets	$24,412,609	$24,022,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$809,773	$724,030
Accrued expenses	1,146,750	1,165,033
Income taxes payable	33,535	—
Capital lease	—	172,226
Deferred revenue	—	121,677
Lease loss accrual	—	577,940

Total current liabilities	1,990,058	2,760,906

Non-current liabilities:
Deferred income taxes	—	105,178
Capital lease	—	512,054
Deferred revenue	—	65,899
Lease loss accrual	—	420,264

Total liabilities	1,990,058	3,864,301

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 5,950,000 shares issued and outstanding	59,500	59,500
Additional paid-in capital	12,900,767	12,907,247
Warrants	455,043	455,043
Retained earnings	9,007,241	6,736,428

Total stockholders’ equity	22,422,551	20,158,218

Total liabilities and stockholders’ equity	$24,412,609	$24,022,519

The accompanying notes are an integral part of the financial statements

TRUETIME, INC.

STATEMENTS OF OPERATIONS

	Years Ended September 30,
	1999	2000	2001
Net sales	$20,645,240	$21,106,457	$19,441,543
Cost of sales	9,076,137	9,646,343	11,375,940

Gross profit	11,569,103	11,460,114	8,065,603

Operating expenses:
Selling, general and administrative	5,905,203	7,153,179	7,649,595
Research and development	2,155,597	3,189,767	3,519,035
Restructuring costs	—	—	998,204

Total operating expenses	8,060,800	10,342,946	12,166,834

Income (loss) from operations	3,508,303	1,117,168	(4,101,231)

Interest and other income (expense):
Interest income	300,109	533,898	320,170
Other, net	4,982	13,656	(22,752)

Total interest and other income, net	305,091	547,554	297,418

Net income (loss) before income taxes	3,813,394	1,664,722	(3,803,813)
Provision (benefit) for income taxes	1,546,846	680,594	(1,533,000)

Net income (loss)	$2,266,548	$984,128	$(2,270,813)

Weighted average shares outstanding as adjusted for reincorporation:
Basic	4,000,000	5,513,934	5,950,000
Diluted	4,000,000	5,610,482	5,950,000
Earnings (loss) per share:
Basic and diluted	$0.57	$0.18	$(0.38)

The accompanying notes are an integral part of the financial statements

TRUETIME INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended September 30, 1999, 2000 and 2001

	Common Stock		Additional Paid-In Capital	Warrants	Retained Earnings	Total
	Shares	Amount
Stockholders’ equity, September 30, 1998	4,000,000	$40,000	$4,689,838	$—	$5,756,565	$10,486,403
Net income	—	—	—	—	2,266,548	2,266,548

Stockholders’ equity, September 30, 1999	4,000,000	40,000	4,689,838	—	8,023,113	12,752,951
Issuance of common stock in initial public offering, including over-allotment option, net of issuance costs	1,950,000	19,500	8,623,167	—	—	8,642,667
Warrants issued to underwriters in conjunction with initial public offering	—	—	(455,043)	455,043	—	—
Issuance of options in exchange for services	—	—	42,805	—	—	42,805
Net income	—	—	—	—	984,128	984,128

Stockholders’ equity, September 30, 2000	5,950,000	59,500	12,900,767	455,043	9,007,241	22,422,551
Issuance of options in exchange for services	—	—	6,480	—	—	6,480
Net loss	—	—	—	—	(2,270,813)	(2,270,813)

Stockholders’ equity, September 30, 2001	5,950,000	$59,500	$12,907,247	$455,043	$6,736,428	$20,158,218

The accompanying notes are an integral part of the financial statements

TRUETIME, INC.

STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	1999	2000	2001
Cash flows from operating activities
Net income (loss)	$2,266,548	$984,128	$(2,270,813)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	47,360	(127,279)	(846,867)
Depreciation and amortization	342,888	492,756	732,005
Gain or loss on disposal of property and equipment	—	51,973	3,525
Issuance of stock options in exchange for services	—	42,805	6,480
Lease loss accrual	—	—	998,204
Effects of changes in operating assets and liabilities:
Trade accounts receivable, net	(1,365,536)	(121,037)	984,293
Inventories	(846,951)	(2,363,116)	2,032,430
Prepaid expenses and other assets	124,902	(647,953)	49,599
Income taxes	—	33,535	(668,574)
Trade accounts payable	330,790	42,435	(85,743)
Accrued expenses	733,704	(824,316)	18,283
Deferred revenue	—	—	187,576

Net cash provided by (used in) operating activities	1,633,705	(2,436,069)	1,140,398

Cash flows from investing activities:
Decrease in receivable from OYO U.S.A.	2,308,981	433,000	—
Proceeds from sale of equipment and sales leaseback	—	—	787,186
Capital expenditures	(442,183)	(2,294,064)	(1,934,908)

Net cash provided by (used in) investing activities	1,866,798	(1,861,064)	(1,147,722)

Cash flows from financing activities:
Principal payments on capital lease	—	—	(67,906)
Proceeds from initial public offering, including over-allotment option	—	9,750,000	—
Costs of initial public offering, including commissions	—	(1,107,332)	—

Net cash provided by (used in) financing activities	—	8,642,668	(67,906)

Increase (decrease) in cash and cash equivalents	3,500,503	4,345,535	(75,230)
Cash and cash equivalents, beginning of period	38,348	3,538,851	7,884,386

Cash and cash equivalents, end of period	$3,538,851	$7,884,386	$7,809,156

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,472,432	$859,493	$178,000
Cash paid for interest	—	—	$23,539
Supplemental disclosures of non cash investing and financing transactions:
Non-cash settlement of cumulative allocated current income taxes by offset against receivable from OYO U.S.A.	$4,229,878	—	—
Warrants issued to underwriter in conjunction with initial public offering	—	$455,043	—

The accompanying notes are an integral part of the financial statements

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies:

TrueTime, Inc. (the “Company”) is a publicly traded company incorporated in the state of Delaware. The Company had its initial public offering on December 16, 1999. Prior to the completion of its initial public offering, the Company was a wholly owned subsidiary of OYO Corporation U.S.A., a Texas corporation, (“OYO USA” or “Parent”). OYO USA is a wholly owned subsidiary of OYO Corporation, a Japanese corporation (“OYO Japan”). As of September 30, 2001, approximately 42% of TrueTime’s common stock was owned by OYO USA. The Company designs, develops and manufactures precision time products that are essential components in modern communications and computer systems. The Company’s products are used in telecommunications, computer networking and aerospace industries as well as in various other commercial markets. The Company’s products use a variety of external timing references, including most importantly the Global Positioning System, together with state-of-the-art clocks to provide high quality signals (frequencies) and precision time.

The significant accounting policies followed by the Company are summarized below:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is primarily derived from the sale of precision time and frequency instruments. Revenue is recognized when products are shipped and title has passed to the customer. The Company also sells extended service contracts on its products. Revenue on these service contracts is deferred and recognized over the life of the contract.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was $128,548, $320,087, and $400,678 for the years ended September 30, 1999, 2000, and 2001, respectively.

Research and Development Costs

Research and development costs are expensed as incurred.

Allocation of Operating Expenses from OYO USA

The Company and OYO USA have separate management, operating facilities and administrative functions and do not conduct shared research and development activities. OYO USA arranged for specific shared services for its subsidiaries, including the Company prior to its initial public offering, related primarily to employee benefit matters. The costs of such shared services were charged directly to the subsidiaries when the vendor provided a specific subsidiary breakout of the total costs or were allocated to the subsidiaries based on total revenues or other reasonable allocation bases. Management believes that the method for allocating the costs of shared services is reasonable and that such costs allocated to the Company for all periods presented in the accompanying financial statements are not materially different from the costs that would have been incurred if the Company had operated on a stand alone basis.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

The Company considers all highly liquid debt securities purchased with an original or remaining maturity at the time of purchase of three months or less to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and trade accounts receivable.

The Company maintains some of its cash in bank deposit accounts which at times, may exceed federally insured limits. Management believes the financial strength of the financial institutions minimizes the credit risk related to such deposits. The Company also maintains cash equivalent assets in high quality U.S. issued money market securities, other U.S. government securities, and repurchase agreements.

The Company sells products to customers throughout the United States and various foreign countries. The Company’s normal credit terms for trade receivables are 30 days. In certain situations, credit terms may be extended to 60 days. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for estimated credit losses. The Company’s provision for bad debts was zero, $37,252 and $48,790 for the years ended September 30, 1999, 2000 and 2001, respectively. The Company’s write off of bad debts against the allowance for doubtful accounts was zero, $13,208 and $34,044 for the years ended September 30, 1999, 2000 and 2001, respectively.

Inventories

Inventories are stated at the lower of cost (as determined by a standard cost method that approximates the first-in, first-out method) or market.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate face value due to their short maturities.

Capital lease—the estimated fair value of the capital lease was determined by discounting estimated future cash flows using the Company’s incremental borrowing rate. Based on this calculation, the estimated fair value approximates the carrying value.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization expense is provided by the straight-line method over an estimated useful life of 3 years for computer software and hardware, 5 years for equipment, and 7 years for furniture and fixtures. Leasehold improvements are amortized over the shorter of their economic life or the term of the lease.

Expenditures for renewals and betterments are capitalized. Repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation and amortization of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is reflected in operations.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Internal Use Software Costs

Internal use software costs have been accounted for in accordance with Statement of Position No. 98-1 (SOP 98-1) Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Under the standard, computer software costs related to internal software that are incurred in the preliminary project stage are expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project (to the extent of the time spent directly on the project), and interest costs incurred when developing computer software for internal use are capitalized. Internally developed software costs are amortized on the straight-line basis over an estimated useful life of 3 years.

Goodwill

Goodwill is amortized to expense using the straight-line method over an estimated useful life of 40 years.

Goodwill and other long-lived assets are reviewed for impairment whenever an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable. The impairment review includes comparison of future cash flows expected to be generated by the Company’s operations with the carrying value of goodwill and other long-lived assets. If the carrying value of such assets exceeds the expected undiscounted future cash flows, an impairment loss is recognized to the extent the carrying amount of the assets exceeds their fair values.

Amortization expense was $25,776, $25,776, and $25,776 for the years ended September 30, 1999, 2000 and 2001, respectively.

Stock-Based Compensation

The Company has adopted the disclosure provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-based Compensation. The Company has elected to account for stock-based compensation issued to employees using Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations (including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation—An Interpretation of APB No. 25). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Product Warranties

The Company sells products under one-year warranties. The estimated future cost under existing warranties is accrued.

Income Taxes

Prior to its initial public offering in December, 1999, the Company joined in the consolidated federal and state income tax returns of OYO USA; the provision for income taxes was provided by the Company as if it filed separate income tax returns. Subsequent to the initial public offering, the Company is filing independent federal and state tax returns.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company follows the liability method of accounting for income taxes whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. Provision for income taxes is comprised of taxes payable for the current period plus the change during the period in deferred tax assets and liabilities.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2001 financial statement presentation. The reclassifications have no impact on previously reported 1999 and 2000 net income, cash flows or stockholder’s equity.

Litigation

The Company is involved from time to time in various legal proceedings which are incidental to the industry and for which certain matters are covered in whole or in part by insurance, or for which the Company has recorded accruals for estimated settlements. Management believes that any liability which may result from these proceedings will not have a material adverse effect on the Company’s financial statements.

Earnings per Share

The Company computes earnings (loss) per share pursuant to Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic earnings (loss) per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased for common equivalent shares assuming exercise of dilutive stock options and warrants using the treasury stock method.

The following summarizes the calculation of net income (loss) and weighted average common shares and common share equivalents outstanding for purposes of the computation of earnings (loss) per share:

	Years Ended September 30,
	1999	2000	2001
Net income (loss) available to common stockholders	$2,266,548	$984,128	$(2,270,813)
Weighted average common shares outstanding	4,000,000	5,513,934	5,950,000
Weighted average common share equivalents outstanding*	—	96,548	—

Weighted average common shares and common share equivalents outstanding	4,000,000	5,610,482	5,950,000

Basic earnings (loss) per share	$0.57	$0.18	$(0.38)
Diluted earnings (loss) per share	$0.57	$0.18	$(0.38)

*
Due to their anti-dilutive effect, additional warrants and options of 75,000 and 983,075 shares equivalent for the years ending September 30, 2000 and 2001, respectively, are excluded from the calculation above.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

Accounting for Derivative Instruments and Hedging Activities.    The Company has adopted the provisions of Financial Accounting Standards Board (FASB) No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The Company does not currently hold derivative instruments or engage in hedging activities and therefore the adoption of FASB No. 133 has not had a significant effect on the Company’s financial position, results of operations or cash flows.

Revenue Recognition in Financial Statements.    The Company has complied with the guidance provided by Staff Accounting Bulletin (SAB) No. 101 for the year ended September 30,2001. Compliance with this provision did not have a material impact on the Company’s financial position, results of operations or cash flows.

On June 29, 2001, the Financial Accounting Standards Board (FASB or the “Board”) unanimously voted in favor of issuing two Statements: Statement No. 141 (SFAS 141), Business Combinations, and Statement No. 142 (SFAS 142), Goodwill and Other Intangible Assets.

SFAS 141 primarily addresses the accounting for the cost of an acquired business (i.e., the purchase price allocation), including any subsequent adjustments to its cost. SFAS 141 supercedes APB 16, Business Combinations.

The most significant changes made by SFAS 141 are:

•	It requires use of the purchase method of accounting for all business combinations, thereby eliminating use of the pooling-of-interests method.

•	It provides new criteria for determining whether intangible assets acquired in a business combination should be recognized separately from goodwill.

SFAS 141 is effective for all business combinations (as defined in the Statement) initiated after June 30, 2001 and for all business combinations accounted for by the purchase method that are completed after June 30, 2001 (that is, the date of acquisition is July 1, 2001, or later).

SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting). SFAS 142 supercedes APB 17, Intangible Assets.

The most significant changes made by SFAS 142 are:

•	Goodwill and indefinite lived intangible assets will no longer be amortized and will be tested for impairment at least annually.

•	Goodwill will be tested at least annually at the reporting unit level.

•	The amortization period of intangible assets with finite lives is no longer limited to forty years.

SFAS 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. Early application is permitted for entities with fiscal years beginning after March 15, 2001 provided that the first interim period financial statements have not been issued previously. In all cases, the provisions of SFAS 142 should be applied at the beginning of a fiscal year. Retroactive application is not permitted.

The Company has goodwill for which amortization has been recorded against in prior periods. The impact of the future adoption of SFAS 142 has yet to be determined. The Company has not opted for early adoption of SFAS 142. Amortization of goodwill per quarter is $6,444; amortization of goodwill for 2001 was $25,776. The Company will need to review the potential impairment of carrying values of goodwill to determine if there will be a write-down. Currently, goodwill is carried at $765,000, the net book value.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144). SFAS 144 supersedes SFAS 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), “Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transaction.” SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged.

The Company is in the process of evaluating the effect of SFAS 144 on its financial statements.

2.    Inventories:

Inventories consisted of the following:

	As of September 30,
	2000	2001
Finished goods	$1,265,634	$819,618
Work in process	2,449,071	737,350
Raw materials	3,713,190	3,838,497

	$7,427,895	$5,395,465

Inventories are presented net of reserves for slow moving, excess and obsolete inventory of $220,260 and $805,432 as of September 30, 2000 and 2001, respectively. Net changes in such reserves charged to cost of sales were zero, $190,088 and $585,172 for the years ended September 30, 1999, 2000 and 2001, respectively.

The Company relies on a limited number of suppliers for certain critical components and uses a single supplier for a key component of its largest product line. Purchases from this supplier approximated $585,000, $580,000 and $560,000 for the years ended September 30, 1999, 2000 and 2001, respectively.

3.    Property and Equipment:

Property and equipment consisted of the following:

	As of September 30,
	2000	2001
Machinery and equipment	$1,131,845	$1,378,647
Computer equipment and software	1,768,758	2,102,431
Furniture and fixtures	303,280	969,053
Transportation equipment	27,100	27,100
Leasehold improvements	153,207	1,560,061
Construction in process	911,964	59,991

	4,296,154	6,097,283
Accumulated depreciation and amortization	(1,392,768)	(2,003,743)

	$2,903,386	$4,093,540

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense was $317,112, $466,980 and $721,598 for the years ended September 30, 1999, 2000, and 2001, respectively.

Included in the property and equipment summary is equipment under capital lease with an aggregate cost of $752,186 and a net carrying value of $681,384 as of September 30, 2001.

4.    Accrued Expenses:

Accrued expenses consisted of the following:

	As of September 30,
	2000	2001
Payroll and other compensation	$681,287	$643,751
Compensated absences	316,246	349,962
Product warranty	40,000	36,000
Legal and professional fees	99,500	90,784
Other accrued expenses	9,717	44,536

	$1,146,750	$1,165,033

5.    Income Taxes:

The provision (benefit) for income taxes consisted of the following:

	Years Ended September 30,
	1999	2000	2001
Current:
Federal	$1,269,555	$641,169	$(686,933)
State	229,931	166,704	800

	1,499,486	807,873	(686,133)

Deferred:
Federal	40,051	(111,612)	(599,067)
State	7,309	(15,667)	(247,800)

	47,360	(127,279)	(846,867)

	$1,546,846	$680,594	$(1,533,000)

The differences between the effective tax rate reflected in the total provision for income taxes and the statutory federal tax rate of 34% were as follows:

	Years Ended September 30,
	1999	2000	2001
Provision for income taxes at the statutory rate	$1,296,554	$566,005	$(1,176,649)
State income taxes, net of federal income tax benefit	237,240	99,684	(335,595)
Goodwill amortization	8,764	8,764	10,408
Other	4,288	6,141	(31,164)

Provision for income taxes	$1,546,846	$680,594	$(1,533,000)

Effective income tax rate	40.6%	40.9%	40.3%

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Deferred income taxes under the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income tax liabilities and assets were as follows:

	As of September 30,
	2000	2001
Deferred income tax assets:
Allowance for doubtful accounts	$14,584	$20,902
Accrued product warranty	17,136	15,422
Inventories	167,712	380,931
Accrued compensated absences	43,545	101,948
NOL carryforward	—	439,212
Lease loss accrual	—	428,400
Other	57,092	(134,701)

	300,069	1,252,114
Deferred income tax liability:
Other	—	(105,178)

Net deferred income tax asset	$300,069	$1,146,936

Under the liability method, a valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the Company’s historical taxable income record and taxable income available in carryback years, management believes that the Company will realize the deferred tax assets.

At September 30, 2001 the Company had available net operating loss (NOL) carryforwards of approximately $1,347,000 and $1,269,000 for federal and state income tax purposes, respectively, all of which expire in the years 2020 (federal) and 2010 (state).

6.    Stockholders’ Equity:

Effective November 1, 1999, the Company was reincorporated from California to Delaware under the name TrueTime, Inc. The reincorporation was accomplished by the merger of the California corporation into the Delaware corporation and the issuance to OYO USA of 4,000,000 shares of $.01 par value common stock in a newly formed Delaware corporation. After the reincorporation, the Company has 20,000,000 authorized shares of $.01 par value common stock. On December 16, 1999 in association with the Company’s initial public offering, 1,500,000 shares were issued and later on January 8, 2000 an additional 450,000 shares were issued to cover the exercise of over-allotment options by the underwriters for the initial public offering. A total of 5,950,000 shares are outstanding. The accompanying financial statements reflect the capital structure of the Company after the reincorporation and the assets, liabilities, total stockholders’ equity and results of operations of the predecessor California corporation for all dates and periods presented. Earnings per share information has been computed giving effect to the common shares outstanding after the reincorporation for all periods presented.

Effective with the reincorporation, the Company has 1,000,000 authorized shares of $0.01 par value preferred stock. No preferred shares have been issued.

In addition, the Company has issued warrants to purchase 200,000 shares to C.E. Unterberg, Towbin as additional underwriting compensation in connection with the initial public offering at an exercise price equal to $5.50 (110% of the offering price). The warrants were immediately exercisable and expire on December 22,

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2004. The fair value of the warrants was estimated at $455,043 using the Black-Scholes model using the following assumptions: risk-free interest rate of 5.43%; expected life of 2 years; expected dividend rate of 0%; and volatility of 85%. The fair value has been recorded as a cost of issuance in the year ended September 30, 2000. No warrants had been exercised as of September 30, 2001.

7.    Stock Option Plan:

The Company’s employees participate in the TrueTime, Inc. 1999 Key Employee Stock Option Plan (the “Employee Plan”) and the non-employee directors and consultants participate in the TrueTime, Inc. 1999 Non-Employee Director Plan (the “Director Plan”). The Employee Plan covers substantially all eligible employees in the United States. These plans were established on November 1, 1999.

The Employee Plan is administered by a committee of no fewer than two persons appointed by the board. Under the Employee Plan, options to purchase common stock and restricted stock awards up to an aggregate of 1,500,000 shares of common stock may be granted by the committee. Under the Director Plan, options to purchase common stock and restricted stock awards up to an aggregate of 150,000 shares of common stock may be granted. A total of 1,650,000 shares of the Company’s common stock have been reserved for issuance under the plans.

Options under the Employee Plan may be either “Incentive Stock Options” (ISO) or “Nonqualified Stock Options” (NSO) as defined under Section 422 of the Internal Revenue Code. Only an NSO can be granted under the Non-Employee Director Plan. The exercise price of an option shall not be less than the greater of (i) 100% of the fair market value of the shares or (ii) the aggregate par value of the shares, on the date the option is granted. The exercise price of any ISO granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company shall not be less than 110% of the fair market value of the shares on the date the option is granted.

Under the Employee Plan, options generally vest at a rate of 25% of the total at the end of each anniversary of the date of grant. Options granted under the Non-Employee Director Plan are fully exercisable from date of grant. Options generally expire ten years from the date of the grant except in the case of an ISO granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock outstanding. In this case, the term of the option is five years from the date of the grant.

Vested options held by employees upon termination of their relationship with the Company may be exercised no later than three months following the date of termination or twelve months following death or disability until expiration of the option. Options exercisable were 60,000 and 225,925 for the years ended September 30, 2000 and 2001, respectively.

During the year ended September 30, 2001, the Company issued an option to purchase 3,000 shares of common stock at $2.59 per share to an advisor to the Company in return for services; the options vested immediately and expire in ten years. The fair value of these options was estimated at $6,480 using the Black- Scholes model using the following assumptions: risk-free interest rate of 4.93%; expected life of five years; expected dividend rate of 0%; and volatility of 118%. During the year ended September 30, 2000 the Company issued an option to purchase 10,000 shares of common stock at $5 per share to an advisor to the Company in return for services; the options vested immediately and expire in ten years. The fair value of these options was estimated at $42,805 using the Black-Scholes model using the following assumptions: risk-free interest rate of 4.5%; expected life of ten years; expected dividend rate of 0%; and volatility of 85%. These amounts have been charged to general and administrative expense during the years ended September 30, 2001 and 2000 respectively. No options had been exercised as of September 30, 2001.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

A summary of activity with respect to the Employee Plan and the Director Plan for the years ended September 30, 2000 and September 30, 2001 is as follows:

	Options Outstanding
	Options Available for Grant	Number of Options	Exercise Price	Aggregate Price	Weighted Average Exercise Price
Outstanding at September 30, 1999
Available	1,650,000	—	—	—	—
Granted	(1,001,000)	1,001,000	$3.06–$11.81	$5,454,690	$5.45
Exercised	—	—	—	—	—
Forfeited	114,500	(114,500)	$3.06–$6.19	(572,375)	$5.00

Outstanding at September 30, 2000	763,500	886,500	$3.06–$11.81	4,882,315	$5.51
Granted	(198,000)	198,000	$2.14–$3.19	590,915	2.98
Exercised	—	—	—	—	—
Forfeited	289,425	(289,425)	$2.25–$11.81	(1,928,097)	6.66

Outstanding at September 30, 2001	854,925	795,075		$3,545,133	$4.46

The following table summarizes information about stock options outstanding and exercisable as of September 30, 2001:

	Options Outstanding			Options Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Contractual Remaining Life (Years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$2.14	500	9.82	$2.14	—	$2.14
$2.25	11,500	9.57	$2.25	—	$2.25
$2.59	24,000	9.41	$2.59	22,000	$2.59
$3.00	70,000	9.32	$3.00	—	$3.00
$3.06	47,875	8.84	$3.06	15,250	$3.06
$3.19	83,000	9.11	$3.19	—	$3.19
$5.00	523,075	8.22	$5.00	177,925	$5.00
$6.19	35,125	8.53	$6.19	10,750	$6.19

	795,075	8.52	$4.46	225,925	$4.69

The following information is presented in accordance with the disclosure requirements of SFAS 123. The fair value of each option grant to employees has been estimated on the date of grant using the Black-Scholes method with the following weighted average assumptions used for grants:

	Years Ended September 30,
	2000	2001
Risk-free interest rate	6.25%	6.02%
Expected life	6.5	6.5
Expected dividends	—	—
Volatility	118%	109%

The weighted average fair value of the options granted were $4.90 and $3.86 per share for the years ended September 30, 2000 and 2001, respectively.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Had compensation expense for the Employee Plan and Director Plan been determined based on the fair value at the grant date for options granted during the year ended September 30, 2001, consistent with the provisions of SFAS 123, the pro forma net income (loss) would have been reported as follows:

	Years Ended September 30,
	2000	2001
Net income (loss)
As reported	$984,128	$(2,270,813)
Pro forma	$8,935	$(2,951,998)
Earnings (loss) per share—basic
As reported	$0.18	$(0.38)
Pro forma	$—	$(0.50)
Earnings (loss) per share—diluted
As reported	$0.18	$(0.38)
Pro forma	$—	$(0.50)

8.    Retirement Plan:

The Company’s employees are participants in a 401(k) plan (the “Plan”) provided by the Company, which covers substantially all eligible employees in the United States. The Plan is a qualified salary reduction plan in which all eligible participants may elect to have a percentage of their compensation contributed to the Plan, subject to annual limitations. The Company participated in the OYO USA plan until the initial public offering. The Company’s share of discretionary contributions was approximately $136,000, $171,000 and $190,500 for the years ended September 30, 1999, 2000 and 2001, respectively.

9.    Related Party Transactions:

Sales to OYO USA and other affiliated companies were approximately $52,000, $9,400 and $239,000 during the years ended September 30, 1999, 2000 and 2001, respectively.

Prior to the initial public offering, the Company participated in the central cash management system of OYO USA in which the net cash provided or used by operations was transferred to or from OYO USA on a daily basis. Since the implementation of the central cash management system, the Company’s cash flow provided from operating activities exceeded capital expenditure and, as a result, the Company maintained a receivable from OYO USA for the excess that was held in the cash management system. Beginning October 1, 1997, OYO USA implemented a policy of crediting interest on the receivable balance. Interest credited and added to the receivable balance was $300,109 for the year ended September 30, 1999. For financial reporting purposes, the receivable from OYO USA represents the cumulative amount of cash contributed to the central cash management system, plus the interest credited thereon, net of the cumulative amount of current federal income taxes that have been allocated from OYO USA.

On September 30, 1999, the Company and OYO USA conducted a partial and preliminary settlement of the receivable from OYO USA. On that date, OYO USA formally settled the cumulative amount of allocated current income taxes of $4,229,878 by offsetting such amount against the receivable from OYO USA for the cumulative amount of cash contributed to the central cash management system. In addition, OYO USA paid the Company $3,500,000 in cash as a partial settlement of the resulting net receivable balance. At September 30, 1999, after considering this transaction, the remaining receivable from OYO USA was $432,608. This amount was paid in fiscal year 2000. In October 1999, the Company transferred $3,500,000 in cash to OYO USA subject to the terms of a Trust Agreement with OYO USA. Under the terms of the Trust Agreement, OYO USA acknowledged and

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

agreed that it held $3,500,000, plus the investment income earned thereon, for the Company’s benefit and managed the trust assets as part of OYO USA’s other cash management activities. This action was taken to maximize the return on the Company’s assets available for investment. On December 1, 1999, the Trust Agreement was terminated and the cash and cash equivalents held in trust in the amount of $3,530,089 were distributed to the Company.

The underwriter of the Company’s initial public offering holds warrants to purchase 200,000 shares of common stock at $5.50 per share, which are outstanding and exercisable as of September 30, 2001. A Director of the Company is a member of a law firm which provides the Company with legal services. Costs from this law firm of $315,122 were charged to operations and cost of issuance for the year ended September 30, 2000. Costs from this firm of $116,922 were charged to operations for the year ended September 30, 2001.

10.    Commitments:

Operating and Capital Leases

The Company leases certain office space and manufacturing facilities under noncancelable operating leases. The Company also entered into a capital lease on April 30, 2001 for certain modular furnishings and equipment. For fiscal years ending after September 30, 2001, the approximate future minimum rental commitments under noncancelable operating leases and capital leases are as follows:

Years Ended September 30,	Capital	Operating
2002	$219,468	$1,181,767
2003	219,468	1,173,965
2004	219,468	1,165,927
2005	128,023	1,348,984
2006	—	1,441,867
Thereafter	—	11,785,714

Total minimum lease payments	786,427	$18,098,224

Less amount representing interest	102,147

Present value of minimum lease payments	684,280
Less current portion of capital lease obligations	172,226

Long term portion	$512,054

The above lease commitments include the Company’s lease on its former Duke Court facility and the lease on its new building at 3750 Westwind Blvd. TrueTime entered into a sublease on its former facility in December, 2000 for a term of forty-eight and one half months with an option to extend the sublease for one additional thirty-six month period. The cost of the lease and leasehold improvements is offset by a positive cash flow generated by the sublease. Lease expense for the former facility will be $644,840 over the balance of the sublease (40 month period), subject to an adjustment at December 22, 2004 based on the national consumer price index (“CPI”). Income from the sublease for that period will be $896,824. The Company moved to its new Westwind facility in January, 2001. The term of the lease on the Westwind facility runs through December 2015 with three five-year renewal options. The terms of the lease provide for fixed or minimum payments plus additional rents based on the consumer price index. The Company has abandoned and physically moved from approximately 34,500 square feet of the Westwind facility, as of December 15, 2001. Due to the recent economic downturn, management determined that there was excess capacity on the noncancelable lease and a restructuring charge of $998,204 has been made in fiscal year 2001. See note 11 for further discussion.

TRUETIME, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Rent expense for the years ended September 30, 1999, 2000 and 2001 was approximately $353,000, $301,875 and $990,772, respectively.

The capital lease commitment is for a sale leaseback transaction entered into with a commercial bank on April 30, 2001. The sale leaseback transaction was on modular furnishings and machinery and equipment previously purchased by the Company in the third quarter of fiscal year 2001. The results of this transaction increased our cash by $752,186 in May 2001. The lease is for a period of forty-eight months. The interest expense on this lease for year ended September 30, 2001 was $23,539.

11.    Restructuring Costs

In July, 2001, the Company adopted a restructuring plan which included the abandonment and physical move from approximately 34,500 square feet of its existing leased facility at Westwind Blvd. and as a result the Company has recorded a $998,204 lease loss accrual as of September 30, 2001. The accrual represents costs recognized pursuant to EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) and SAB 100, Restructuring and Impairment Charges. The Company has committed to a sufficiently detailed plan that identifies significant actions to be taken and the activities that will not be continued (including the method of disposition and location of such activities). The expected date of completion of the plan is December 15, 2001 and significant changes to the plan are not likely.

12.    Segment Information:

The Company manages its business on a total product-line basis and has one reportable segment. The product-line and related accounting policies are described in Note 1.

Revenues related to continuing operations in the United States and foreign countries are presented below:

	Years Ended September 30,
	1999	2000	2001
Revenues from unaffiliated customers:
United States	$17,276,000	$17,137,000	$16,398,000
Foreign:
Europe	1,869,000	2,494,000	1,752,000
Other (including Africa, Asia, Canada, the Far East and South America)	1,448,000	1,466,000	1,052,000

Total	$20,593,000	$21,097,000	$19,202,000

All of the Company’s long-lived assets related to continuing operations are located in the United States.

Various branches and agencies of the U.S. Government utilize the Company’s products in varying applications. Total product sales to U.S. government units and indirect government customers, as a whole, comprised 28%, 36% and 53% of revenues during the years ended September 30, 1999, 2000 and 2001, respectively. Sales to one branch of the U.S. Government comprised 18%, 13% and 15% of the Company’s revenues for the years ended September 30, 1999, 2000 and 2001, respectively. There was one customer representing 23%, one customer representing 29% and one customer representing 21% of the trade accounts receivable balances for the years ended September 30, 1999, 2000 and 2001, respectively.